Exhibit 99.1

Dear Fellow Shareholders:

As we are no longer bound by restrictions under the federal securities laws related to our recently completed rights offering, I am pleased to now have the opportunity to communicate more freely with our shareholders.

We have developed our business model with a goal to capitalize on the growth opportunities in our markets and help to ensure that multiple revenue sources fuel company growth. Our gaming operations include slot operations (participation) in Cambodia and the Philippines and the development and operation of gaming properties under our own Dreamworld brand in Indo-China. We presently have six venues with a total of approximately 1,600 machines in operation. Our gaming products division includes the design, manufacture and distribution of our Dolphin gaming chips and plaques to leading casinos in Asia and Australia.

In November, we successfully completed a rights offering. We sold 27,777,673 shares of our common stock, representing 100% of the shares available in the offering, for aggregate gross proceeds of approximately $15 million. Our largest shareholder, EGT Entertainment Holding Limited, a wholly-owned subsidiary of Melco International Development Limited, led the deal and increased its ownership from approximately 38% to 65%.

As a result of the offering, we have increased our cash balance to approximately $20 million and have become an indirect majority-owned subsidiary of a respected leader in Asian gaming. I believe that this improved financial flexibility and deepened credibility in our markets better position us to pursue our growth strategy in the dynamic, frontier gaming markets of Southeast Asia.

I believe that our gaming operations have provided us with valuable experience and a solid presence in our markets. As with new business models, we have faced challenges in expanding our gaming operations. Further, market conditions also have changed becoming more competitive; however, in my view, this only demonstrates the potential that we have long seen in our markets. As a result of these factors, we have evolved and refined our business strategy to focus on the highest-potential opportunities.

We intend to selectively pursue gaming projects for both slot participation and casino and gaming club development. For slot participation, we intend to pursue additional opportunities in certain markets in Indo-China and place our machines in prime locations on the gaming floors of major casinos and/or hotels in our target markets. For casino development, we intend to pursue projects in Indo-China and other growing gaming markets in Asia that will enable us to expand our market presence and increase brand equity in our Dreamworld name. We will endeavor to pursue projects that are relatively larger in size and investment than our previous Dreamworld projects and in more established markets with higher levels of existing natural player traffic.

We will also continue to work on improving the potential for our gaming products division. With efforts in place to enhance production efficiencies, strong relationships and the potential to expand our gaming product offerings, we believe we have all the right and necessary elements to capitalize on the substantial development of major casino resorts in our target markets over the next several years.

We enter 2015 with a revitalized balance sheet and a clear operating path forward. We are committed to returning to positive earnings and expanding our business operations. We are focused on continuing to grow our existing gaming operations and finding new and exciting projects that will serve to enhance our presence and build deeper brand equity in the Dreamworld name in our markets. I believe that with our existing foothold in our growing markets, our improved financial flexibility and a highly-regarded indirect majority owner, we are better positioned for leadership in the years ahead. In addition, we are encouraged about the opportunities for our gaming products division, which has the potential to become a meaningful contributor to earnings and significantly expand our presence in this space.

We could not be successful without the dedication and commitment of our employees, the guidance of our board of directors and the support of our largest shareholder. I am proud to be part of a team that embraces the opportunities and challenges associated with operating in frontier markets and always strives to be better. Additionally, I am proud of our efforts to be a responsible citizen and to have a positive impact on the local communities in which we operate.

I would like to thank you, our shareholders, for your continued support and the trust you have placed in us. We will continue to invest in our business operations and pursue growth opportunities responsibly in order to build sustainable long-term growth and shareholder value. We are steadfast in our commitment to making Entertainment Gaming Asia a leading gaming company in the frontier gaming markets of Asia.

Sincerely,

Clarence Chung

Chairman & Chief Executive Officer

December 10, 2014